Exhibit 10(uu)

Director Plan: You Make a Difference Award

Alcoa provides “You Make a Difference Awards” to employees who are not otherwise eligible for stock award incentives to instantly recognize and reward exceptional performance and results close to the time that they are demonstrated. The desired outcome is to motivate employees to deliver results in their job every day. The awards are evidenced by a plastic chip, each chip representing 10 Alcoa restricted stock units to be settled in cash after a vesting period of one year.

At the November 2008 Board of Directors meeting, the Chairman of the Board distributed 5 chips to each board member to introduce them to the employee You Make a Difference Award program and to recognize their exceptional performance in a challenging year for the aluminum industry.

The terms and conditions of this award are set forth below:

•	Each chip represents 10 restricted stock units, payable in cash.

•	The awards will vest on November 13, 2009 and will be paid at the next regularly scheduled payment of directors’ fees.

•	The awards will be forfeited if the director voluntarily terminates his or her service on the Board prior to the vesting date.

•	If a director retires or dies while serving as a director, the award will continue to vest under the original vesting schedule.

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The Corporate Secretary’s Office will calculate the value of the award on the vesting date, determined as the closing price of Alcoa common stock as reported by the New York Stock Exchange at the close of regular trading on that day, and will arrange for payment to be made in January 2010 when the regular quarterly director fees for the 4th quarter of 2008 are paid.

November 2008